EXHIBIT 99.1

DATE:	June 22, 2005

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry
Investor Relations Phone: 317-574-2865

Standard Management Corporation

Appoints Interim Chief Financial Officer

(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ:SMAN) announced today the appointment of Michael B. Edwards, as Interim Chief Financial Officer. Mr. Edwards will maintain duties of Vice President and Controller and remains the Company’s designated SEC Principal Accounting Officer in addition to the responsibilities of Chief Financial Officer.

Ronald D. Hunter, Chairman, President, and Chief Executive Officer, stated “Mr. Edwards has distinguished himself over the last three and half years in directing the public reporting functions of the corporation. Mr. Edwards has the opportunity to assume the Chief Financial Officer role on a permanent basis if past performance is any indication of the future.”

Mr. Edwards graduated from Indiana University in 1994 with an Accounting degree, and received his CPA designation in 1997. He previously worked for Ernst & Young, LLP for eight years, most recently as a Manager.

Standard Management is a holding company headquartered in Indianapolis, IN. Information about the company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.SMAN.com.